UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 28, 2020

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg		Not Applicable
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 28, 2020, Jonathan Kim, Chief Financial Officer, Executive Vice President and Chief Accounting Officer of MagnaChip Semiconductor Corporation (the “Company”), notified the Company of his intention to resign from the positions of Chief Financial Officer and Executive Vice President, to be effective March 27, 2020. Mr. Jonathan Kim also resigned his position as Chief Accounting Officer, effective immediately, in connection with the appointment of a new Chief Accounting Officer described below. Mr. Jonathan Kim’s resignation was not due to any disagreement with the Company or any matter relating to the Company’s operations, accounting or other policies, or practices.

In connection with his resignation, the Company expects to enter into a customary separation agreement with Mr. Jonathan Kim, which is expected to also provide for continuing consulting services for a period of up to two months following his departure, the terms of which are not yet available. Pursuant to the instructions to Item 5.02 of Form 8-K, the Company will file a new or amended Form 8-K with respect to the terms of the separation agreement when such information is determined or becomes available.

(c)

Effective February 28, 2020, the Board of Directors of the Company (the “Board”) appointed Shinyoung Park as Chief Accounting Officer of the Company. Ms. Park will serve as the principal accounting officer of the Company, effective immediately.

Ms. Park, 39, joined the Company in April 2014, and has been serving as the Company’s Corporate Controller since November 2018. Prior to joining the Company, from 2005 to March 2014, Ms. Park served in various senior advisory and audit service positions at Deloitte, a public accounting firm. From 2005 to 2009, she worked at Deloitte & Touche in Chicago, Illinois; from 2009 to 2011 and then from 2013 to March 2014, she worked at Deloitte Anjin in Seoul, South Korea; and from 2011 to 2013, she worked at Deloitte in London, U.K. Ms. Park holds a B.A. degree in business administration from Sogang University, Seoul, Korea, and a Master’s degree in hospitality industry studies from New York University.

There are no arrangements or understandings between Ms. Park and any other person pursuant to which she was appointed, nor are there are any family relationships between Ms. Park and any of the Company’s directors or other executive officers. Ms. Park does not have any material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Effective upon Mr. Jonathan Kim’s resignation on March 27, 2020, the Board has appointed Theodore Kim, the Company’s Chief Compliance Officer, Executive Vice President, General Counsel and Secretary, to serve as principal financial officer of the Company on an interim basis. Mr. Theodore Kim is not expected to receive any additional compensation at this time for his interim role.

Mr. Theodore Kim, 50, became our Chief Compliance Officer and Executive Vice President in May 2015, and became our General Counsel and Secretary in November 2013. Mr. T. Kim previously served as our Senior Vice President from November 2013 to May 2015. Prior to joining our company, Mr. T. Kim served as Head Lawyer, Global Business Development at Samsung Fire & Marine Insurance from October 2012 to October 2013. Mr. T. Kim was employed by Gibson, Dunn & Crutcher LLP, a law firm, from October 2005 to July 2012, serving most recently as Of Counsel. Prior to that, he served as Foreign Legal Consultant at Kim & Chang, a law firm in Korea, from 2001 to 2005, and prior to that, he worked as an associate attorney at Morrison & Foerster LLP, a law firm, from 1997 to 2001. Mr. T. Kim holds a B.A. degree in Economics and a B.S. degree in Mechanical Engineering from the University of California, Irvine, and a J.D. degree from the University of California, Los Angeles, School of Law.

There are no arrangements or understandings between Mr. Theodore Kim and any other person pursuant to which he was appointed, nor are there are any family relationships between Mr. Theodore Kim and any of the Company’s directors or other executive officers. Mr. Theodore Kim does not have any material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

Item 7.01. Regulation FD Disclosure.

On March 1, 2020, the Company issued a press release announcing the resignation and appointment described in Item 5.02 of this Form 8-K and commenting on its previously announced strategic evaluation of its Foundry business and Fab 4. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration document or other document filed by the Company.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished as part of this report:

Exhibit No.	Description

99.1	Press release of MagnaChip Semiconductor Corporation dated March 1, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: March 2, 2020	By:	/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President, General Counsel and Secretary